Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 27, 2014, included in the Annual Report on Form 10-K of Colony Financial, Inc. for the year ended December 31, 2013, with respect to the consolidated financial statements and schedule of Colony Financial, Inc., and the effectiveness of internal control over financial reporting of Colony Financial, Inc., incorporated by reference in this Form 10-K/A.

/s/ Ernst & Young LLP

Los Angeles, California

March 26, 2014